Exhibit 99.1

Sino Agro Food Updates Tri-way Operations

December 1, 2017

GUANGZHOU, China— Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME), also referred to as “SIAF” or the “Company,” is an agricultural technology corporation focused on protein food including seafood and cattle. The Company produces, distributes, markets, and sells sustainable seafood and beef to meet growing demand for safe, quality food in China.

The Company has posted an open memo to its shareholders and other interested parties to provide a comprehensive update on the operations of its investee, Tri-way Industries, Ltd. The document may be viewed or downloaded here:

http://www.sinoagrofood.com/sites/default/files/Tri-way_Status_Nov-2017.pdf

CEO Commentary

Mr. Solomon Lee, CEO of Sino Agro Food, commented, “Our investors have expressed a desire for more detailed information of our operations and concepts behind plans for Tri-way Industries. Please take the time to read the lengthy memo, as we believe it provides an informative appraisal of recent operations, technical considerations, and seafood markets in China. We believe all of these to be positive. Even though occasional modifications to plans may be required, many present marginal opportunities.

The memo indicates history-based production extrapolation for several species, based upon SIAF’s proofs of concept and continual refinements at its first three aquafarms, dating from 2011, and at the Zhongshan aquafarm 4 facility in the last year plus. Tri-way’s historical financial profitability is a matter of record, reported quarterly. We remain highly confident that Tri-way is well positioned to increase both production numbers and gross margins, the pace of which would be accelerated if and when expected development capital additional to cash flow materializes.”

About Sino Agro Food, Inc.

SIAF is an agricultural technology company focused on protein food. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of USD 343 million in 2016. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai. Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Investor Relations

Peter Grossman

+1 (775) 901-0344

info@sinoagrofood.com

Todd Fromer / Elizabeth Barker

+1 (212) 896-1215 / +1 (212) 896-1203

SIAF@kcsa.com

Nordic Countries

+46 (0) 760 495 885

Sino Agro Food, Inc. Press Release, December 1, 2017	Page 2